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                                 EXHIBIT 10.19

               SUMMARY OF COMPENSATION ARRANGEMENTS OF DIRECTORS

The Board of Directors, upon the recommendation of the Compensation/Nominating/Governance ("C/N/G") Committee of the Board, approved the following compensation for directors for the year commencing with the Company's Annual Meeting of Shareholders on May 19, 2006.

Annual Retainer -- Cash.....................................  $55,000
Annual Retainer -- Stock Equivalent Units...................  $60,000
Annual Retainer for Audit Committee and C/N/G Committee
  Chairs....................................................  $12,000
Annual Retainer for Audit Committee and C/N/G Committee
  Members (non-Chair).......................................  $ 6,000
Board Meeting Attendance Fee................................  $ 1,000
Three-Year Independent Director Evaluation Committee Meeting
  Fee.......................................................  $ 1,000

Stock Equivalent Units are issued at the closing price of the Company's common stock on the date of issuance. The number of Stock Equivalent Units to be issued will be computed annually, generally at the time of the Board meeting held in conjunction with the Company's Annual Meeting of Shareholders (usually held in May). For the year from the 2006 Annual Meeting to the 2007 Annual Meeting, each director received 2,423 Stock Equivalent Units.

The portion of the Annual Retainer paid in Stock Equivalent Units is automatically deferred into the Pactiv Common Stock Index Account under the Company's Deferred Compensation Plan (the "DCP") until the director meets the stock ownership requirements (described below). Thereafter, the amounts may be taken in Stock Equivalent Units or cash (which may be deferred under the DCP), as elected by the director. Stock Equivalent Units are payable in stock. The director may elect distribution in a lump sum, or in up to five equal annual installments ending no later than five years of ceasing to be a director.

The cash portion of the Annual Retainer, and all Committee Chair/Member fees and meeting fees, may be deferred under the DCP, and may be invested in a variety of investment options, including the Pactiv Common Stock Index Account, available under the DCP. Payment of such amounts, together with interest and/or earnings, may be deferred until: (i) six months and one business day after he or she ceases to be a director of the Company; (ii) a specific date in the future; or
(iii) death. The director may elect distribution in a lump sum, or in up to five equal annual installments.

Members of the Board of Directors are required to own at least 10,000 shares of Pactiv common stock or Common Stock Equivalents, to be achieved annually on a pro rata basis within five years of joining the Board. If a director is not on track to achieve such level within five years, a portion of such director's Annual Retainer otherwise payable in cash may, at the discretion of the Board, be paid in Stock Equivalent Units.

Non-Management Directors also receive reimbursement of their expenses for attending meetings of the Board of Directors and Committee meetings.